Exhibit 99.1

TO:	Directors and Executive Officers
Graphic Packaging Corporation
DATE:	December 12, 2003

On January 01, 2004 the Graphic Packaging Savings and Investment Plan will merge into the Riverwood International Savings Plan, which will be renamed the GPI Savings Plan.  For union hourly participants in the Graphic Packaging Savings and Investment Plan, their account balances will be merged into the GPI Hourly Savings Plan.  The Administrator for the GPI Plans has selected Fidelity Investment, to become the provider of recordkeeping, administrative and Trustee services, effective January 01, 2004.

As a result of the merger of the Companies’ Savings Plans, the participants and beneficiaries in the Graphic Packaging Savings and Investment Plan will be unable to effect certain plan transactions (i.e. change in investment options) for a short period of time.  This “blackout period” will commence on December 31, 2003 and is expected to end the week of January 5, 2004.(1)

The following transactions are expected to be suspended or otherwise affected during the blackout period:

(1)   During this period of time, directors and officers may obtain, without charge, information as to whether the blackout period has begun or ended; and for the period of two years after the ending date of the blackout period, a security holder or other interested person may obtain, without charge, the actual beginning date and ending date of the blackout period.

•                  The ability to sell Graphic Packaging Corporation common stock traded on the New York Stock Exchange under symbol “GPK” which are in participant’s investment accounts.

•                  The ability to transfer funds between investment options and the allocation thereof.

•                  Timing of Trust contributions

•                  Enrollment or change in enrollment

•                  Rollovers from other Qualified Plans

The blackout period will affect your ability to trade in the common stock of Graphic Packaging Corporation as well. The Sarbanes-Oxley Act prohibits any director or executive officer of Graphic Packaging Corporation to directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of Graphic Packaging Corporation during the blackout period.  However, the blackout period imposed under Sarbanes-Oxley coincides with the quarterly blackout period imposed on Directors and Executive Officers by the Insider Trading Policy of the company, so you should not be otherwise affected.

Graphic Packaging Corporation received notice from the Plan Administrator of the blackout period on December 08, 2003.

Inquiries and questions concerning the blackout period should be directed to Stephen A. Hellrung, Senior Vice President, General Counsel and Secretary of Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia  30067, 770-644-3231.